Mailstop 3233
                                                             October 19, 2018


   Via E-mail
   Ms. Kelli Gallegos
   Chief Financial Officer
   Invesco DB US Dollar Index Bullish Fund
   3500 Lacey Road, Suite 700
   Downers Grove, Illinois 60515


          Re:    Invesco DB US Dollar Index Bullish Fund
                 Form 10-K for the fiscal year ended December 31, 2017 Filed February 28, 2018
                 File No. 001-33314


   Dear Ms. Gallegos:

          We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                             Sincerely,

                                                             /s/ Robert F.
Telewicz, Jr.

                                                             Robert F.
Telewicz, Jr.
                                                             Accounting Branch
Chief
                                                             Office of Real
Estate and
                                                             Commodities